Exhibit 99.1

Delphi Reports Fourth Quarter and Full Year 2011 Financial Results

Highlights include:

  Fourth quarter revenue of $3.9 billion, up 6.8% over Q4 2010; full year revenue of $16.0 billion, up 16.1% over 2010
  Fourth quarter net income of $290 million compared with $75 million in Q4 2010; full year net income of $1.1 billion, up $514 million from full year 2010
  Fourth quarter diluted earnings per share of $0.88; full year diluted earnings per share of $2.72
  Fourth quarter EBITDA of $530 million compared with $223 million in Q4 2010; full year EBITDA of $2.1 billion versus $1.4 billion in 2010
  Fourth quarter EBITDA margin of 13.6%; full year EBITDA margin of 13.2%
  Strong earnings growth and cash flow generation in 2011 resulted in full year cash flow from operating activities of $1.4 billion and cash flow before financing of $859 million
  Board of Directors authorized $300 million share repurchase program

TROY, Mich.--(BUSINESS WIRE)--January 26, 2012--Delphi Automotive (NYSE: DLPH), a leading global vehicle components manufacturer providing electrical and electronic, powertrain, safety and thermal technology solutions to the global automotive and commercial vehicle markets, today reported fourth quarter 2011 revenues of $3.9 billion, an increase of 6.8% over the prior year period, and fourth quarter net income of $290 million, an increase of $215 million over the prior year period.

“Our ability to generate strong financial performance in the fourth quarter and for the full year is a result of our focus on flawless execution and providing market-relevant technologies to the world’s leading automakers,” said Rodney O’Neal, president and chief executive officer. “Our robust business model, operational excellence and industry-leading cost structure position us to provide continued superior returns to our stakeholders.”

Fourth Quarter 2011 Results

The Company reported fourth quarter 2011 revenue of $3.9 billion, an increase of 6.8% over the fourth quarter of 2010. The increase in revenue primarily reflects strong growth in Europe and Asia driven by customer and product mix, as well as the benefits of higher global vehicle production compared to the prior year period.

Fourth quarter net income totaled $290 million, or $0.88 per diluted share, compared to net income of $75 million, or $0.11 per diluted share, in the prior year period (refer to footnote 2 for determination of weighted average shares outstanding and earnings per share calculations).

Fourth quarter earnings before depreciation and amortization, interest expense, other income/expense, income tax expense, and equity income (“EBITDA”) was $530 million, compared to $223 million reported in the prior year period, an increase of $307 million. EBITDA margin was 13.6% in the fourth quarter of 2011, compared to 6.1% in the prior year period. The improvement in EBITDA reflects the contribution margin from increased revenue, operational improvements resulting from cost reduction initiatives, an $89 million reduction in restructuring charges, and the effect of a $75 million commercial settlement that was incurred in 2010.

Interest expense for the fourth quarter totaled $39 million, compared to $8 million in 2010, reflecting the debt financing incurred in 2011 to redeem the ownership interests previously held by General Motors Company and the Pension Benefit Guaranty Corporation.

Tax expense for the fourth quarter was $29 million, compared to $49 million in the prior year period. The 2011 period included discrete tax benefits of $53 million, primarily related to the release of deferred tax asset valuation allowances, as well as the impacts of the geographic mix of pretax earnings, resulting in an effective tax rate of 8%.

Full Year 2011 Results

The Company reported 2011 revenue of $16.0 billion, an increase of 16.1% over 2010. The increase includes solid revenue growth across all regions, driven by customer mix and strong demand for powertrain and electronic architecture products, increased global vehicle production, and favorable foreign currency exchange.

Full year 2011 net income totaled $1.1 billion, or $2.72 per diluted share, compared to net income of $631 million, or $0.92 per diluted share in 2010 (refer to footnote 2 for determination of weighted average shares outstanding and earnings per share calculations).

Full year 2011 EBITDA was $2.1 billion, an increase of $758 million over $1.4 billion reported in 2010. EBITDA margin for the full year 2011 was 13.2%, compared to 9.9% in 2010. The increase resulted from contribution margin from increased revenue, operational improvements resulting from cost reduction initiatives, and a $193 million reduction in restructuring charges.

Interest expense for 2011 totaled $123 million, compared to $30 million in 2010, reflecting the debt financing incurred in 2011 to redeem ownership interests.

Tax expense for 2011 was $305 million, compared to $258 million in 2010. The 2011 period includes the impacts of higher pretax earnings, offset by the geographic mix of pretax earnings and the release of deferred tax asset valuation allowances, resulting in an effective tax rate of 20%.

In 2011, the Company generated net cash flow from operating activities of $1.4 billion, as compared to $1.1 billion in 2010. Capital expenditures in 2011 were $630 million compared to $500 million last year. The Company generated $859 million in cash flow before financing, compared to $781 million in 2010.

As of December 31, 2011, the Company had cash and cash equivalents of $1.4 billion and access to $1.3 billion in undrawn committed bank facilities, providing the Company with $2.7 billion of total liquidity. Total debt outstanding as of December 31, 2011 was $2.1 billion.

Share Repurchase Program

Delphi’s Board of Directors has authorized the repurchase of up to $300 million of ordinary shares. The program will terminate on the earlier to occur of December 31, 2012 or when the Company attains $300 million in ordinary share repurchases.

2012 Outlook

The Company’s first quarter and full year 2012 guidance is as follows:

	Q1 2012	Full Year 2012
Revenue (millions)	$4,000-$4,100	$16,200-$16,500
Earnings Per Share	$0.83-$0.96	$3.44-$3.69
EBITDA (millions)	$525-$575	$2,150-$2,250
EBITDA Margin	13.1% - 14.0%	13.3% - 13.6%

Full year cash flow before financing is expected to be approximately $1.0 billion, which includes $750 million of estimated capital expenditures. The Company estimates a full year tax rate of approximately 19%. Quarterly tax rates can be affected by the geographic mix of pretax earnings as well as the timing of discrete tax items.

Conference Call and Webcast

The Company will host a conference call to discuss these results at 5:00 p.m. (ET) today, which is accessible by dialing 888.486.0553 (US domestic) or 706.634.4982 (international) or through a webcast at http://delphi.com/investors. The conference ID number is 45458948. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company's website. A replay will be available two hours following the conference call.

Use of Non-GAAP Financial Information

This press release contains information about Delphi’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

About Delphi

Delphi is a leading global supplier of electronics and technologies for automotive, commercial vehicle and other market segments. Operating major technical centers, manufacturing sites and customer support facilities in 30 countries, Delphi delivers real-world innovations that make products smarter and safer as well as more powerful and efficient. Connect to innovation at www.delphi.com.

FORWARD-LOOKING STATEMENTS

This press release, as well as other statements made by Delphi Automotive PLC (“Delphi” or the “Company”), contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or the Company’s strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global economic conditions, including conditions affecting the credit market, the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to our products; the Company’s ability to maintain contracts that are critical to its operations; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers, and the ability of the Company to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

DELPHI AUTOMOTIVE PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$3,900	$3,652	$16,041	$13,817

Operating expenses:
Cost of sales	3,221	3,210	13,386	11,768
Selling, general and administrative	234	211	901	815
Amortization	23	18	79	70
Restructuring	11	100	31	224
Total operating expenses	3,489	3,539	14,397	12,877
Operating income	411	113	1,644	940
Interest expense	(39)	(8)	(123)	(30)
Other (expense) income, net	(28)	27	(15)	34
Income before income taxes and equity (loss) income	344	132	1,506	944
Income tax expense	(29)	(49)	(305)	(258)
Income before equity (loss) income	315	83	1,201	686
Equity (loss) income, net of tax	(3)	8	22	17
Net income	312	91	1,223	703
Net income attributable to noncontrolling interest	22	16	78	72
Net income attributable to Delphi	$290	$75	$1,145	$631

Basic and diluted earnings per share:
Basic and diluted earnings per share	$0.88	$0.11	$2.72	$0.92
Weighted average shares outstanding	328	687	421	686

DELPHI AUTOMOTIVE PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$1,363	$3,219
Restricted cash	9	47
Time deposits	-	550
Accounts receivable, net	2,459	2,307
Inventories, net	1,054	988
Other current assets	616	555
Total current assets	5,501	7,666
Long-term assets:
Property, net	2,315	2,067
Investments in affiliates	257	281
Intangible assets, net	596	665
Other long-term assets	459	403
Total long-term assets	3,627	3,416
Total assets	$9,128	$11,082

LIABILITIES AND SHAREHOLDERS' AND OWNERS' EQUITY
Current liabilities:
Short-term debt	$107	$218
Accounts payable	2,397	2,236
Accrued liabilities	1,208	1,265
Total current liabilities	3,712	3,719
Long-term liabilities:
Long-term debt	1,996	71
Pension and other postretirement benefit obligations	674	677
Other long-term liabilities	575	516
Total long-term liabilities	3,245	1,264
Total liabilities	6,957	4,983
Shareholders' and owners' equity	1,688	5,641
Noncontrolling interest	483	458
Total liabilities and shareholders' and owners' equity	$9,128	$11,082

DELPHI AUTOMOTIVE PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$312	$91	$1,223	$703
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	119	110	475	421
Deferred income taxes	(53)	(1)	(36)	(14)
Equity loss (income), net of dividends received	2	-	(13)	(7)
Other, net	11	34	8	(20)
Changes in operating assets and liabilities:
Accounts receivable, net	185	8	(149)	(184)
Inventories, net	92	13	(64)	(130)
Accounts payable	(87)	109	98	354
Other, net	(5)	(8)	(6)	136
Pension contributions and other postretirement benefit payments	(108)	(69)	(159)	(117)
Net cash provided by operating activities	468	287	1,377	1,142

Cash flows from investing activities:
Capital expenditures	(176)	(219)	(630)	(500)
(Purchase) maturity of time deposits	-	(550)	550	(550)
Proceeds (loss) from divestitures, net	8	(6)	72	93
Cost of acquisitions, net of cash required	-	-	(17)	-
Other, net	(17)	12	15	46
Net cash used in investing activities	(185)	(763)	(10)	(911)

Cash flows from financing activities
(Decrease) increase in short and long-term debt, net	(70)	(7)	1,689	(99)
Dividend payments to noncontrolling interests	(14)	(2)	(43)	(27)
Distributions to Delphi equity holders	(93)	-	(93)	-
Redemption of membership interests	(109)	-	(4,747)	-
Net cash used in financing activities	(286)	(9)	(3,194)	(126)

Effect of exchange rate fluctuations on cash and cash equivalents	(20)	(1)	(29)	7

(Decrease) increase in cash and cash equivalents	(23)	(486)	(1,856)	112
Cash and cash equivalents at beginning of period	1,386	3,705	3,219	3,107
Cash and cash equivalents at end of period	$1,363	$3,219	$1,363	$3,219

DELPHI AUTOMOTIVE PLC
FOOTNOTES
(unaudited)

1. Segment Summary
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(in millions)	2011	2010	%	2011	2010	%

Net sales
Electronics and Safety	$686	$681	1%	$2,931	$2,721	8%
Powertrain Systems	1,241	1,122	11%	4,970	4,086	22%
Electrical/Electronic Architecture	1,630	1,482	10%	6,642	5,620	18%
Thermal Systems	402	420	(4%)	1,755	1,603	9%
Eliminations and Other (a)	(59)	(53)		(257)	(213)
Net sales	$3,900	$3,652		$16,041	$13,817

EBITDA
Electronics and Safety	$90	$57	58%	$369	$247	49%
Powertrain Systems	223	46	385%	710	361	97%
Electrical/Electronic Architecture	178	148	20%	868	650	34%
Thermal Systems	39	(22)	n/a	172	109	58%
Eliminations and Other (a)	-	(6)		-	(6)
EBITDA	$530	$223		$2,119	$1,361

(a) Eliminations and Other includes the elimination of inter-segment transactions.

2. Basic and Diluted Weighted Average Shares

The Company has calculated weighted average shares outstanding giving retrospective effect to our corporate conversion (exchange of membership interest for ordinary shares and consummation of the initial public offering). The impact of these transactions on weighted average shares outstanding follows:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(in millions, except per share amounts)	2011	2010		2011	2010

Weighted average ordinary shares outstanding as a result of the IPO offering	328	328		328	328
Redemption of the Class A & C membership interests	-	349		86	349
Repurchase of Class B membership interests	-	10		7	10
Issuance of Class E-1 membership interests	-	-		-	(1)
Weighted average ordinary shares outstanding for the period	328	687		421	686

Net income attributable to Delphi	$290	$75		$1,145	$631
Diluted earnings per share	$0.88	$0.11		$2.72	$0.92

DELPHI AUTOMOTIVE PLC
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures including "EBITDA" and "cash flow before financing". Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.

EBITDA: EBITDA is presented as a supplemental measure of the Company's performance which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions. EBITDA is defined as net income (loss) before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense and equity income (loss), net of tax. Not all companies use identical calculations of EBITDA therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2012 guidance was determined using a consistent manner and methodology.

Consolidated EBITDA
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2011	2010	2011	2010

Net income attributable to Delphi	$290	$75	$1,145	$631
Income tax expense	29	49	305	258
Interest expense	39	8	123	30
Other expense (income), net	28	(27)	15	(34)
Noncontrolling interest	22	16	78	72
Equity loss (income), net of tax	3	(8)	(22)	(17)
Operating income	411	113	1,644	940
Depreciation and amortization	119	110	475	421
EBITDA	$530	$223	$2,119	$1,361
Segment EBITDA
(in millions)

Three months ended December 31, 2011:	Electronics and Safety	Powertrain Systems	Electrical/ Electronic Architecture	Thermal Systems	Eliminations and Other	Total

Operating income	$64	$172	$144	$31	$-	$411
Depreciation and amortization	26	51	34	8	-	119
EBITDA	$90	$223	$178	$39	$-	$530

Three months ended December 31, 2010:	Electronics and Safety	Powertrain Systems	Electrical/ Electronic Architecture	Thermal Systems	Eliminations and Other	Total

Operating income (loss)	$33	$2	$117	$(33)	$(6)	$113
Depreciation and amortization	24	44	31	11	-	110
EBITDA	$57	$46	$148	$(22)	$(6)	$223

Twelve months ended December 31, 2011:	Electronics and Safety	Powertrain Systems	Electrical/ Electronic Architecture	Thermal Systems	Eliminations and Other	Total

Operating income	$264	$515	$737	$128	$-	$1,644
Depreciation and amortization	105	195	131	44	-	475
EBITDA	$369	$710	$868	$172	$-	$2,119

Twelve months ended December 31, 2010:	Electronics and Safety	Powertrain Systems	Electrical/ Electronic Architecture	Thermal Systems	Eliminations and Other	Total

Operating income	$147	$191	$542	$67	$(7)	$940
Depreciation and amortization	100	170	108	42	1	421
EBITDA	$247	$361	$650	$109	$(6)	$1,361

DELPHI AUTOMOTIVE PLC
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

Cash flow before financing: Cash flow before financing is presented as a supplemental measure of the Company's liquidity which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions. Cash flow before financing is defined as cash provided by (used in) operating activities plus cash used in investing activities, adjusted for purchases and maturities of time deposits and costs associated with the initial public offering (IPO). Not all companies use identical calculations of cash flow before financing therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2012 guidance was determined using a consistent manner and methodology.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$312	$91	$1,223	$703
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	119	110	475	421
Working capital	190	130	(115)	40
Pension contributions and other postretirement benefit payments	(108)	(69)	(159)	(117)
Other, net	(45)	25	(47)	95
Net cash provided by operating activities	468	287	1,377	1,142

Cash flows from investing activities:
Capital expenditures	(176)	(219)	(630)	(500)
(Purchase) maturity of time deposits	-	(550)	550	(550)
Other, net	(9)	6	70	139
Net cash used in investing activities	(185)	(763)	(10)	(911)

Adjustment for purchases and maturities of time deposits	-	550	(550)	550
Adjustment for costs associated with initial public offering	42	-	42	-

Cash flow before financing	$325	$74	$859	$781

CONTACT:
Delphi Automotive
INVESTOR CONTACT:
Eric Creech – 248.813.2498
eric.j.creech@delphi.com
MEDIA CONTACT:
Lindsey Williams - 248.813.2528
lindsey.c.williams@delphi.com